JACK MCPARTLAND

The undersigned hereby consents to:

(i) the filing of the written disclosure regarding the technical report entitled "Technical Report and Preliminary Feasibility Study for the DeLamar and Florida Mountain Gold - Silver Project, Owyhee County, Idaho, USA" dated March 22, 2022, with an effective date of January 24, 2022 (the "Technical Disclosure"), contained in the Company's Annual Report on Form 40-F and the documents filed with and incorporated by reference therein, and any amendments thereto (the "40-F"), filed with the United States Securities and Exchange Commission (the "SEC");

(ii) the incorporation by reference of such Technical Disclosure in the 40-F into the Company's Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the "S-8"); and

(iii) the use of my name in the 40-F, and the S-8.

/s/ Jack McPartland
Jack McPartland, M.M.S.A.

Date: September 19, 2022